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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of Walden Residential Properties, Inc. on Form S-11 of our report dated March 25, 1998 with respect to the consolidated financial statements and financial statement schedule of Walden Residential Properties, Inc. for the years ended December 31, 1997 and 1996 and each of the three years in the period ended December 31, 1997; our report dated June 27, 1997 (October 1, 1997 as to Note 14) with respect to the combined financial statements of Drever Partners, Inc. and affiliates for the years ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996; our report dated April 18, 1997 with respect to the combined statement of revenues and certain expenses of the Arbors Apartments for the year ended December 31, 1996; our report dated July 31, 1997 with respect to the statement of revenues and certain expenses of Windsor Park Apartments for the year ended December 31, 1996; our report dated October 29, 1997 with respect to the statement of revenues and certain expenses of Oak Ramble Apartments for the year ended December 31, 1996; our report dated December 11, 1997 with respect to the combined statement of revenues and certain expenses of Parkway Station and Ashton Park Apartments for the year ended December 31, 1996; and our report dated December 12, 1997 with respect to the statement of revenues and certain expenses of Woods of Bedford Apartments for the year ended December 31, 1996, each appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP



DELOITTE & TOUCHE LLP



Dallas, Texas


November 24, 1998